
Cardinal Ethanol News
Fueling energy independence.

August 2015

Your Voice Matters – Act Today

August recess is in full swing and members of Congress are back in their home districts to connect with their constituents and discuss legislative issues that are pertinent to the communities they serve. In addition to meeting constituents at community events, town hall meetings and other public service engagements, congressional members are also monitoring their local news outlets to get a better feel for some of the issues of importance in the districts and states they serve.

As you know, the RFS was designed to move our nation forward, not backward, with the adoption of renewable fuels. After a decade of job creation, cleaner air and increased energy independence and consumer choice at the pump, the Environmental Protection Agency needs to revise its flawed proposal and provide our industry with the certainty we need to continue to succeed.

If you haven't done so already, please make your feelings known. Please contact your members of Congress and tell them to support our industry, and more importantly, the folks who have invested and pioneered the industry into the business we have today.

Third Quarter Fiscal Year 2015 Financial Results

Below are the condensed income statements and balance sheets from our quarterly report filed on Form 10-Q for the nine months ended June 30, 2015. Some of the highlights from the nine months include:

- We mailed a distribution for $600 per unit in May 2015.
- The new grain bins are moving along quickly and the skyline at Cardinal has changed once again! Check out ongoing construction pictures on our website "2015 Construction Photos" at the top right-hand side of our page www.cardinalethanol.com
- On July 23, 2015, we executed an amendment to our construction loan agreement with FNBO in order to fund the expansion projects. We increased the declining note from $5 million to $20 million, among other minor changes to the document as well.
- Our price received per gallon of ethanol decreased approximately 30% for the nine months ended June 30, 2015 as compared to the same period in 2014. Higher domestic ethanol stocks, a decline in gasoline prices and uncertainty regarding the EPA's proposed rules on renewable volume obligations in the RFS contributed to the decline in ethanol prices.

- Revenues from distillers grains decreased as well, as a result of declining prices, which were approximately 21% lower for the nine months ended June 30, 2015 compared to the same nine months in 2014.
- Corn oil prices tell a similar story as prices decreased approximately 21% in the nine month ended June 30, 2015 compared to the same period in 2014.
- Among these revenue decreases, input costs decreased as well. Corn price decreased approximately 22% and natural gas prices decreased approximately 38% in the nine months ended June 30, 2015 compared to the nine months ended June 30, 2014.

More detailed financials and financial footnotes, along with other information, can be found in our quarterly and annual reports filed with the Securities Exchange Commission (SEC). These are available by linking from our website to the SEC website; simply click on "Investors" then "Financials & SEC Filing Information". Please call our office if you need any assistance in obtaining or understanding the reports.

Fiscal Year 2015 Nine Month Financial Results

Statements of Operations (Nine Months Ended)		
	6/30/2015	*6/30/2014*
Revenues	$ 179,781,777	$ 255,270,048
Cost of Goods Sold	146,855,644	182,844,686
Gross Profit	32,926,133	72,425,362
Operating Expenses	3,641,614	3,479,397
Operating Income	29,284,519	68,945,965
Other Income (Expense)	29,702	(691,454)
Net Income	$ 29,314,221	$ 68,254,511
Net Income Per Unit	$ 2,007	$ 4,673
Balance Sheets		
	6/30/2015	*9/30/2014*
Assets	$ 147,876,403	$ 166,386,065
Current Liabilities	$ 13,756,556	$ 13,380,637
Long Term Debt	$ -	$ -
Member's Equity	$ 134,119,847	$ 153,005,428
Total Liabilities & Member's Equity	$ 147,876,403	$ 166,386,065
Book Value Per Share	$ 9,183	$ 10,476

*This information has been derived from the unaudited and audited Financial Statements and accompanying notes included in our Form 10-Q, which is available at the SEC's website at: www.sec.gov. You can also access the Annual and Quarterly Reports at Cardinal's website: www.cardinalethanol.com.

Distributions

At the August 18th meeting, the board approved a distribution in the amount of $200 per unit for holders of record at the close of business on that date. This distribution will be paid by the end of August. Please remember to keep us updated with your current contact information so that we are able to get your money to you. As a reminder, distributions are a matter that is decided by the Board. Any declaration of a distribution will be promptly disclosed to the members following the decision by the Board. The Cardinal staff has no insight into those decisions prior to the declaration and can provide no information before the members are informed.

Cardinal's Biggest Assets


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This quarter's employee spotlight is on one of our production shift-leads, Stacey Chalfant. Stacey has been with us since the plant first started in 2008 and just celebrated his 7 year anniversary with us this month! As a shift-lead, Stacey is in charge of 4 other employees on his shift and making sure plant operations run smoothly. Stacey is known for keeping clean, tidy control room and lab. He is a certified firefighter and first responder in his local community. When he's not working or volunteering with the fire department, he's spending time with his 2 young children. We are fortunate to have Stacey on our fine staff of production operators!

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS:

This communication contains forward looking statements regarding future events, future business operations or other future prospects. These forward looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from the statements made. Cardinal Ethanol disclaims any intent or obligation to update its forward-looking statements, whether as a result of receiving new information, the occurrence of future events or otherwise. Certain of these risk and uncertainties are described in our filings with the SEC which are available at the SEC's website at www.sec.gov.